HANCOCK JAFFE LABORATORIES, INC

AMENDED AND RESTATED 2016 OMNIBUS INCENTIVE PLAN

Award Agreement

This Award Agreement evidences an Award of Restricted Stock Units (the “RSUs”) pursuant to the provisions of the Hancock Jaffe Laboratories, Inc.’s Amended and Restated 2016 Omnibus Incentive Plan (the “Plan”) to the individual whose name appears below (the “Grantee”), on the following express terms and conditions (capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan):

1.	Name of Participant:

2.	Number of RSUs:

3.	Purchase Price / Consideration: [1]

4.	Grant Date:

5.	Commencement Date for Vesting:

6.	Restricted Period / Risk of Forfeiture:[2]

7.	Change in Control:[3]

8.	Settlement of RSUs:[4]

9.	Additional Terms:[5]

The Grantee hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this RSU is subject to these terms and provisions in all respects. The Grantee shall remit to the Company an amount sufficient to satisfy the required withholding tax obligation of the Company that arises upon settlement of the RSUs.

HANCOCK JAFFE LABORATORIES, INC.

By:
Name:	Robert A. Berman	Dated
Title:	Chief Executive Officer

Agreed to and Accepted by:

Dated

1 If a purchase price is required, provide it here. If the grant is in consideration for services rendered, say so here. If payment in cash is required, you may include any alternatives other than cash payment that the board will accept (for example, shares, keep in mind withholding for employees).

2 Consideration needs to be given here as to what happens in the event there is a termination of service.

3 State the impact of a change in control upon the RSU. The plan provides flexibility to the board to provide for one or more of the following: (i) accelerate vesting of the RSU, (ii) cause for the assumption, continuation or substitution of the RSU or (iii) cash-out the RSU. See Section 15.2 in the plan.

4 Indicate here whether RSUs will be settled for short term deferrals. If not, specify upon which events the RSUs will be settled.

5 The plan provides that RSU holders may have voting rights / dividend rights if provided for in the agreement. You would indicate if there are voting rights / dividend rights here.

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